Exhibit 99.1

India Globalization Capital Announces $35 Million Iron Ore Supply Contract with Chinese Mining & Smelting Group

Customer Renewal Option Could Bring Additional $176 Million

Brings Iron Ore Backlog to $200 Million over 5 Year Period

BETHESDA, Md., May 27, 2010– India Globalization Capital, Inc. (NYSE Amex: IGC), a rapidly growing materials and infrastructure company in India, announced today they have signed a contract with a leading Chinese mining and smelting conglomerate.  The initial contract is valued at approximately $35 million for an initial 12-month period.   There is a customer option that could extend the contract for 5 years for an additional renewal value of up to $176 million.

Under the agreement, IGC will deliver up to 320,000 Metric Tons (MT) of 63.5% iron ore in the first twelve-month period. The iron ore will be supplied from mines in India and shipped out of the Visakhapatnam port, off the eastern coast of India and into Jintang Port, in northern China beginning in late Q3 or Q4.

Ram Mukunda, Chief Executive Officer of India Globalization Capital, commented, “We are very pleased to follow up on our recently announced $160 million, 5 year contract with this leading mining and smelting conglomerate in China which currently imports approximately 2.5 million MTs of iron ore per year. With this contract, we now have a backlog of approximately $200 million in our iron ore business, which we will begin to ship in Q3 or early Q4.  Typically, in long-term contracts the pricing is set over 12 months, however in our case the pricing is set on a per shipment basis.  This is also consistent with recent industry trends of moving from annual pricing to quarterly or monthly pricing. The contract also stipulates that the customer pays for shipping separately, eliminating risk associated with fluctuating shipping prices. The pricing methodology reduces commodity price risk, shipping price risk and creates a profitable business model for us.  We are exploring additional opportunities with new customers over the coming months.”

About India Globalization Capital
India Globalization Capital is a materials and infrastructure company operating in India.
We build roads, bridges and highways, and provide materials to the infrastructure industry in India and China. The Company has offices in Maryland, Mauritius, Nagpur, Cochin, Delhi, and Bangalore. For more information about India Globalization Capital, please visit www.indiaglobalcap.com.

Forward-Looking Statements:
This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect management's current views and are subject to risks and uncertainties that could cause actual results to differ materially from those projected, expressed or implied in these statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. Factors that could cause actual results to differ relate to the ability of the Company to execute on the initial contract and to persuade the customer to exercise its option for additional purchases. Other factors and risks that could cause or contribute to actual results differing materially from such forward-looking statements have been discussed in greater detail in the company's Form 10-K for the fiscal year ended March 31, 2009 and our other filings with the Securities and Exchange Commission.

Investor Relations Contact:
Howard Gostfrand
American Capital Ventures
305-918-7000
info@amcapventures.com